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                                                                    EXHIBIT 99.1

                                                                       CONTACTS:
                                                                  John Greenagel
                                                            AMD Public Relations
                                                                  (408) 749-3310
                                                  E-mail: john.greenagel@amd.com
                                                          ----------------------

                                                                    Toni Beckham
                                                          AMD Investor Relations
                                                                  (408) 749-3127
                             E-Mail: investorrelations-ca.communications@amd.com

          Advanced Micro Devices Announces Closing of Private Offering of 4.75% Convertible Senior Debentures Due 2022

     SUNNYVALE, CA -- January 29, 2002 - Advanced Micro Devices, Inc. (NYSE:
AMD) today announced the closing of a private offering of $500 million aggregate principal amount of its 4.75% Convertible Senior Debentures Due 2022 issued pursuant to Rule 144A and Regulation S. The company has granted to the initial purchasers of the Debentures an option to purchase up to an additional $100 million principal amount of Debentures for a period of 13 days. The company intends to use the net proceeds generated from the offering for capital expenditures, working capital and general corporate purposes.

     The Debentures will bear interest at a rate of 4.75% per annum. The interest rate will be reset on each of August 1, 2008, August 1, 2011 and August 1, 2016 to a rate per annum equal to the interest rate payable 120 days prior to such date on 5-year U.S. Treasury Notes, plus 43 basis points. The reset rate will not be less than 4.75% and will not exceed 6.75%. The Debentures will be convertible into the company's common stock initially at conversion price of $23.38 per share. At the initial conversion price, each $1,000 principal amount of Debentures will be convertible into approximately 43 shares of the company's common stock. The initial conversion price represents a 40% premium over the last reported sale price of the company's common stock on January 23, 2002, which was $16.70 per share.

     The Debentures will be redeemable at the company's option beginning on February 5, 2005, provided that the company may not redeem the Debentures prior to February 5, 2006 unless the last reported sale price of the company's common stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice.

     Holders of the Debentures will have the ability to require the company to repurchase the Debentures, in whole or in part, on February 1, 2009, February 1, 2012 and February 1, 2017. The holders of the Debentures will also have the ability to require the company to repurchase the Debentures in the event that the company undergoes specified fundamental changes, including a change of control. In each such case, the redemption or repurchase price would be at 100% of the principal amount of the Debentures plus accrued and unpaid interest.

     The Debentures and common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.